                                  EXHIBIT 10.28

                         EXECUTIVE EMPLOYMENT AGREEMENT

                This Executive Employment Agreement (this "Agreement"), dated as of this 27 day of April, 2004 and effective May 3, 2003 (the "Effective Date"), is made by and between T.B. Wood's, Inc., a Pennsylvania corporation, having its principal offices in Chambersburg, PA (the "Company"), and William T. Fejes, Jr. (the "Executive").

                                    RECITALS

                The Company desires to employ the Executive and the Executive desires to be employed by the Company upon the terms and conditions set forth herein.

                                    AGREEMENT

                NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

        1.      DEFINITIONS.

                1.1. "Affiliate" means any person or entity controlling, controlled by or under common control with the Company.

                1.2.    "Board" means the Board of Directors of the Company.

                1.3. "Cause" means (a) conviction of the Executive of a felony; (b) the occurrence of loss or damage to the Company as the result of the Executive's commission of any act or acts of theft, larceny, embezzlement, fraud, dishonesty, illegality, or moral turpitude as determined in good faith by the Board; (c) any other material breach of any provisions of this

Agreement which the Executive fails to cure within 10 days of the Executive's receipt of written notice thereof (provided that if the said breach is not reasonably curable within such period, the Executive shall use reasonable efforts to commence a cure during such period and shall proceed thereafter with reasonable diligence to complete such cure in a timely manner); (d) as a result of alcohol or substance abuse the Executive is precluded from performing the duties set forth in the Agreement; or (e) gross insubordination or gross and willful violation of the Company's policies.

                1.4.    "Change in Control" shall mean:

                        1.4.1. the acquisition after the Effective Date by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company, any subsidiary of the Company or Thomas C. Foley, (b) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by the Company, or (c) any acquisition by any corporation if, immediately following such acquisition, 70% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company ("Common Stock") and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

                        1.4.2. The occurrence after the Effective Date of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities, beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, 70% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or

                        1.4.3. The occurrence after the Effective Date of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

                        1.4.4. During any period of twenty-four (24) consecutive months commencing upon the Effective Date, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described in Sections 1.4.1, 1.4.2 or 1.4.3 above) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

Notwithstanding the above, a "Change in Control" shall not include any event, circumstance or transaction which results from the action of any entity or group which includes, is affiliated with or is wholly or partially controlled by one or more executive officers of the Company and in which the Executive participates.

                1.5. "Disability" means the Executive's inability to render, for a period of 180 days in any period of twelve consecutive months (regardless of whether such days are consecutive or such period includes two calendar years) services hereunder by reason of physical or mental disability, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination. In no event shall the Executive be considered disabled for the purposes of this Agreement unless the Executive is deemed disabled pursuant to the Company's long-term disability plan, if one is maintained by the Company.

                1.6. "Good Reason" means and shall be deemed to exist if, during the CIC Termination Period (defined below) only, without the prior express written consent of the Executive, (a) the Executive suffers a material change in his reporting obligations, (b) the Executive suffers a material change in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in Section 4 of this Agreement;
(c) a material reduction by the Company of the Executive's "Base Salary" (as increased from time to time in accordance with Section 5.1 below) or in the other compensation and benefits (except for benefits payable under the Company's equity, incentive or bonus plans) below a level which is substantially equivalent in the aggregate, to those payable to the Executive hereunder, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable as in effect on the date of a Change in Control; (d) the Company fails to pay the Executive's accrued compensation or to provide for the Executive's accrued benefits when due; (e) the Executive's office location is moved to a location more than 30 miles from Chambersburg, Pennsylvania; or (f) the failure or refusal of the Company's successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

        2. EMPLOYMENT. Subject to the terms and provisions set forth in this Agreement and specifically as provided in Section 4.1, the Company hereby agrees that the Executive shall during the "Term of Employment" (as defined in Section 3 below) be employed as the President and Chief Executive Officer of the Company, and the Executive hereby accepts such employment.

        3. TERM OF EMPLOYMENT. The term of employment under this Agreement shall commence on the Effective Date and, unless earlier terminated under
Section 6 below or extended pursuant to the next sentence, shall terminate on the second anniversary of the Effective Date (the "Term of Employment"). The Term of Employment shall automatically be extended, subject to the same terms, conditions and limitations as provided herein, for an additional one year period on the first anniversary of the Effective Date and on each such anniversary date thereafter unless, not later than 90 days' prior to any such anniversary, either party to this Agreement shall have given written notice to the other (a "Non-Extension Notice") that the Term of Employment shall not be extended or further extended beyond its then automatically extended term, if any. Absent the Executive's death or Disability after providing a Non-Extension Notice, any termination of employment following a Non-Extension Notice which has been provided by the Company shall constitute a termination by the Company of the Executive's employment hereunder without Cause subject to Section 6.3, except
(i) in the case where the Company gives a Non-Extension Notice during the CIC Termination Period (defined below), then Section 6.4 shall apply instead, and
(ii) in the event that Cause has arisen or been discovered by the Company after such Non-Extension Notice has been provided, such termination shall be a termination with Cause subject to Section 6.5. Absent the Executive's death or Disability after providing a Non-Extension Notice, any termination of employment following a Non-Extension Notice which has been provided by the Executive shall constitute a voluntary termination of the Executive's employment hereunder subject to Section 6.6, except (i) in the case where the Executive gives such notice during the CIC Termination Period (defined below), but only if he also has Good Reason, then Section 6.4 shall apply instead, and (ii) in the event that Cause has arisen or been discovered by the Company after such Non-Extension Notice has been provided, such termination shall be a termination with Cause subject to
Section 6.5. In the event of the Executive's death or Disability, sections 6.1 and 6.2 shall apply respectively.

        4.      POSITIONS, RESPONSIBILITIES AND DUTIES.

                4.1. POSITIONS. During the Term of Employment, the Executive shall be employed and serve as the President and Chief Executive Officer of the Company. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of President and Chief Executive Officer of a publicly-traded corporation. The Executive shall report to the Board.

                4.2. DUTIES. During the Term of Employment, the Executive shall have responsibility for the overall operations and day-to-day business and affairs of the Company. Additionally, during the Term of Employment, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to
(a) manage the Executive's personal, financial and legal affairs, and (b) serve on corporate, civic or charitable boards or committees.

        5.      COMPENSATION AND OTHER BENEFITS.

                5.1. BASE SALARY. During the Term of Employment, the Executive shall receive a base salary per annum payable in accordance with the Company's normal payroll practices of no less than US $280,000, which the Board shall review annually and may, in its sole discretion, increase (but not decrease except in the case of across-the-board decreases applicable to all senior executives of the Company) ("Base Salary").

                5.2. ANNUAL BONUS. During the Term of Employment, the Executive shall participate in the Company's bonus plan or plans maintained by the Company from time to time for the benefit of senior executives ("Bonus Plan"). In respect of each calendar year during the Term of Employment, beginning in calendar year 2004, the Executive shall be eligible for an annual bonus (the "Bonus") if the Executive and/or the Company achieves performance goals established by the Board in good faith and consistent with the Bonus Plan. Notwithstanding the foregoing, with respect to the 2004 calendar year the Executive shall be entitled to a bonus under the Bonus Plan that is no less than $70,000; provided that the Executive (i) is employed on December 31, 2004, (ii) was terminated without Cause by the Company prior to December 31, 2004, or (iii) terminated employment for Good Reason in the event of a Change of Control (as described below) prior to December 31, 2004.

                5.3. BENEFIT PLANS. During the Term of Employment, the Executive shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the retirement, fringe benefit, or welfare benefit plans, policies and/or programs maintained by the Company from time to time ("Benefit Plans"). Nothing in this Section 5.3 shall be construed to require the Company to establish or maintain any Benefit Plans.

                5.4. EXPENSE REIMBURSEMENT. During and in respect of the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the Company's policy for senior executives of the Company.

                5.5. VACATION AND FRINGE BENEFITS. During the Term of Employment, the Executive shall be entitled to vacation in accordance with the applicable policies and practices of the Company.

                5.6. STOCK OPTIONS. As of the date of hire, the Executive shall be granted an option to purchase 75,000 shares (the "Initial Option") of the Company common stock ("Stock") in accordance with the current T. B. Woods, Inc. Stock Option Plan ("Stock Option Plan") at an exercise price equal to the fair market value of such Stock on the date of grant. During the 2005 calendar year the Executive will be granted an option to purchase at least an additional 40,000 shares of Stock in accordance with the Stock Option Plan at an exercise price equal to the fair market value of such Stock on the date of grant ("2005 Option"). The Initial Option and the 2005 Option (the "Options") will be subject to the terms, conditions and restrictions (including vesting) of the Stock Option Plan; provided, however, that in the event of a Change in Control, the Options shall immediately become 100% vested and exercisable.

                5.7. PERQUISITES. During the Term of Employment, the Company shall reimburse you for the membership dues at a country club in the Chambersburg, Pennsylvania area, which is mutually agreeable to the Executive and the Company.

                5.8. RELOCATION COSTS. The Company shall reimburse you for relocation costs related to your move from your current residence to the Chambersburg, Pennsylvania area ("Relocation Costs") in accordance with the Company's relocation policy.

                5.9. CAR ALLOWANCE. During the Term of Employment, the Executive shall be entitled to a car allowance of in accordance with the Company's automobile policy as in effect from time to time.

        6.      TERMINATION.

                6.1. TERMINATION DUE TO DEATH. In the event of the Executive's death, the Executive's estate or his legal representative, as the case may be, shall be entitled to any Base

Salary earned but unpaid as of the date of death.

                6.2. TERMINATION DUE TO THE EXECUTIVE'S DISABILITY. Upon 30 days' prior written notice to the Executive, the Company may terminate the Executive's employment hereunder due to Disability. In such event, the Executive or his legal representative, as the case may be, shall be entitled to any Base Salary earned but unpaid as of the date of the Executive's termination due to Disability.

                6.3. TERMINATION WITHOUT CAUSE ABSENT A CHANGE IN CONTROL. Subject to Section 6.4 AND upon 30 days' prior written notice to the Executive, the Company may terminate the Executive's employment hereunder without Cause. In such event (unless the Executive has incurred a termination under Section 6.1 or 6.2 above), the Executive shall be entitled to, upon execution and effectiveness of a general release in substantially the form attached as Exhibit A (a) Base Salary earned but unpaid as of the date of the Executive's termination, (b) Base Salary continuation for twelve months, and (c) for a period of twelve months beginning on the Executive's termination, reimbursement of any COBRA premiums paid by the Executive for the continuation of medical, dental and vision benefits for the Executive and his dependents under Company-sponsored plans or policies.

                6.4. TERMINATION WITHOUT CAUSE OR BY THE EXECUTIVE FOR GOOD REASON IN THE EVENT OF A CHANGE IN CONTROL. During the period beginning three months prior to a Change in Control and ending on the first anniversary of the Change in Control (the "CIC Termination Period"), the Company may terminate the Executive's employment hereunder without Cause. During the CIC Termination Period and upon 30 days' prior written notice to the Company, the Executive may terminate his employment hereunder for Good Reason. In either such event (unless the Executive has incurred a termination under Section 6.1 or 6.2 above), the

Executive shall be entitled to, upon execution and effectiveness of a general release in substantially the form attached as Exhibit A (a) Base Salary earned but unpaid as of the date of the Executive's termination, and (b) a lump sum payment equal to two times Base Salary.

                6.5.    TERMINATION FOR CAUSE. Subject to the provisions of this
Section 6.5, the Company may terminate the Executive's employment for Cause. In such event, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination. In any case described in this Section 6.5, the Executive shall be given written notice authorized by a vote of at least a majority of the members of the Board that the Company intends to terminate the Executive's employment for Cause. Such written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the decision to so terminate the Executive's employment for Cause.

                6.6. VOLUNTARY TERMINATION BY THE EXECUTIVE. Upon 30 days' prior written notice to the Company, the Executive shall have the right to terminate his employment hereunder for any reason. In such event, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination.

        7.      SUCCESSORS.

                7.1. THE EXECUTIVE. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

                7.2. THE COMPANY. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

        8.      RESTRICTIVE COVENANTS.

                8.1. NON-SOLICITATION. If the Executive's employment with the Company terminates for any reason, the Executive for the twenty-four months after any such termination shall not (except on the Company's behalf), directly or indirectly, on his own behalf or on behalf of any other person, firm, partnership, corporation or other entity, (a) in connection with the manufacture, purchase, sale, marketing or promotion of power transmission components (the "Restricted Business"), solicit or service the business of any of the Company's or its Affiliates' clients, any of the Company's or its Affiliates' former clients which were clients within twelve months prior to the termination of his employment or any of the prospective clients which were being actively solicited by the Company or its Affiliates during the twelve months prior to the time of the termination of his employment or (b) attempt to cause or induce any employee of the Company or its Affiliates to leave the Company or the Affiliate.

                8.2. NON-COMPETITION. If the Executive's employment with the Company terminates for any reason, the Executive, for a period of twenty-four months after any such termination shall not, directly or indirectly, within or with respect to the United States of America engage, without the prior written consent of the Company, in the Restricted Business, whether as an employee, consultant, partner, principal, agent, representative, stockholder or in any other capacity, or render any services or provide any advice to any business, activity, person or entity which is engaged in the Restricted Business; provided, however, that the Executive's ownership of not more than 2% of the stock of any publicly-traded corporation shall not be a violation of this
Section 8.2. The Executive acknowledges that his skills are such that he can be gainfully employed in noncompetitive employment and that the agreement not to compete will in no way prevent him from earning a living. The Executive understands and agrees that the rights and obligations set forth in this Section
8.2 shall extend beyond the Term of Employment.

                8.3. CONFIDENTIALITY. The Executive shall not, during the Term of Employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so in good faith to perform the Executive's duties and responsibilities under this Agreement or when (a) required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) necessary to prosecute the Executive's rights against the Company or its Affiliates' or to defend himself against any allegations). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also proffer to the Board's designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Executive's actual or constructive possession or which are subject to his control at such time. For purposes of this Agreement, "Confidential Information" shall mean all information respecting the business and activities of the Company, or any Affiliate of the Company, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive's breach of any portion of this
Section 8.3).

                8.4. OWNERSHIP OF INVENTIONS. Each Invention (as defined below) made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, during the term of Executive's employment with the Company and each Invention made, conceived or first actually reduced to practice by the Executive, whether alone or jointly with others, within one year after the termination of Executive's employment with the Company which relates in any way to work performed for the Company during the term of Executive's employment, shall be promptly disclosed in writing to the Board. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the invention pertains, a clear understanding of the nature, purpose, operations, and, to the extent known, the physical, chemical, biological or other characteristics of the Invention. As used in this Agreement, "Invention" means any invention, discovery or innovation with regard to any facet of the Company's business whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an employee of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof. Each Invention, as herein defined, shall be the sole and exclusive property of the Company. The Executive agrees to execute an assignment to the Company or its nominee of the Executive's entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement. The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention. The Executive further agrees, whether or not the Executive is then an employee of the Company, to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company, and, if the Executive is not then employed by the Company, the Executive shall be compensated for his time on an hourly basis determined by prorating the Base Salary he most recently received from the Company.

                8.5. NON-DISPARAGEMENT. During the Term of Employment and at any time thereafter, the Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or its Affiliates, or any products or services offered by any of these, nor shall the Executive engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them.

                8.6. INJUNCTIVE RELIEF. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

                8.7.    SPECIAL SEVERABILITY. The terms and provisions of this
Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive's future employment imposed by this Section 8 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 8 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

        9.      MISCELLANEOUS.

                9.1. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws. Except for claims arising under Sections 8, both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the state and federal courts located within Pennsylvania with respect to any controversy, dispute, or claim arising out of or relating to this Agreement. In the event of claims under
Section 8, any controversy or claim arising out of or relating to this Agreement or the breach thereof, and any other disputes arising between the Executive and the Company or its affiliates including without limitation claims arising under any employment discrimination laws, shall be settled exclusively through binding arbitration in accordance with the then applicable rules of the American Arbitration Association, and judgment upon any award so rendered may be entered in any court having jurisdiction thereof. Any arbitration shall be conducted in Chambersburg, Pennsylvania or such other location as mutually agreed by the parties. The arbitration provisions of this section shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. Section 1 et seq.

                9.2. AMENDMENTS. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                9.3. MUTUAL INTENT. Both parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. Both the Executive and the Company agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

                9.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                To the Company:    T. B. Wood's Incorporated
                                   440 North Fifth Avenue

                                   Chambersburg, PA 17201
                                   Attn: Compensation Committee Chairperson

                To the Executive:  William T. Fejes, Jr.
                                   36 Rowley Road
                                   Boxford, Massachusetts 01921

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

                9.5. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

                9.6. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                9.7. CAPTIONS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                9.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

                9.9. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s).

                9.10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

                9.11. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's Term of Employment hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

        IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                                   T.B WOOD'S, INC.

                                                   By:    /s/ James R. Swenson
                                                          --------------------
                                                   Name:  JAMES R. SWENSON
                                                   Title: Chairman of the Board

                                                   /s/ William T. Fejes, Jr.
                                                   -------------------------
                                                   WILLIAM T. FEJES, JR.

                                    EXHIBIT A

                                 GENERAL RELEASE

                IN CONSIDERATION OF the payment of $10.00, and for other good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in the Executive Employment Agreement, dated as of April 27, 2004, (the "Employment Agreement") by and between William T. Fejes, Jr. (the "Executive") and T. B. Wood's, Inc. (the "Company"), the Executive on behalf of himself and his heirs, executors, administrators, and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents and their respective current and former officers, directors, employees, agents, and/or owners, and their respective successors, and assigns and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") which the Executive and his heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, any and all matters relating to the Executive's employment by the Company and the cessation thereof, and any and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. Sections 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Sections 2000 et seq., the Age Discrimination in

Employment Act of 1967, as amended, 29 U.S.C. Sections 621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. Sections 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. Sections2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., the Pennsylvania Human Relations Act, as amended, 43 P.S. Sections 955 et. seq., and any other equivalent or similar federal, state, or local statute; provided, however, that the Executive does not release or discharge the Released Parties from any of the Company's obligations to him under the Employment Agreement or Losses arising under the ADEA which arise after the date on which the Executive executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied.

                The Executive represents and warrants that he fully understands the terms of this general release, that he has been encouraged to seek, and has sought, the benefit of advice of legal counsel, and that he knowingly and voluntarily, of his own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as his own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this general release, he will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated his employment or violated any of his rights in connection with his employment or otherwise.

                The Executive further represents and warrants that he has not filed, and will not initiate, or cause to be initiated on his behalf any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any claims barred or released in this General Release thereof, and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Executive from filing a claim, which challenges the validity of this general release solely with respect to the Executive's waiver of any Losses arising under the ADEA. The Executive shall not accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any claims covered by this General Release.

                The Executive may take twenty-one (21) days to consider whether to execute this General Release. Upon the Executive's execution of this general release, the Executive will have seven (7) days after such execution in which he may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the Company's Chief Executive Officer. If seven (7) days pass without receipt of such notice of revocation, this General Release shall become binding and effective on the eighth (8th) day after the execution hereof.

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

                                                        /s/William T. Fejes, Jr.
                                                        ------------------------
                                                        William T. Fejes, Jr.

                                                        Dated:  April 27, 2004